Exhibit 10.8(a)
CELANESE CORPORATION
2004 STOCK INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT
          THIS AGREEMENT, is made effective as of January 20, 2005 (the “Date of Grant”), between Celanese Corporation (the “Company”) and the individual named as a participant on the signature page hereto (the “Participant”).
RECITALS:
          WHEREAS, the Company has adopted the Plan (as defined below), the terms of which are hereby incorporated by reference and made a part of this Agreement; and
          WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the Options provided for herein to the Participant pursuant to the Plan and the terms set forth herein;
          NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
          1. Definitions. Whenever the following terms are used in this Agreement, they shall have the meanings set forth below. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.
          (a) Cause: “Cause” as defined in an employment agreement or change in control agreement between the Company or its subsidiaries and the Participant or, if not defined therein or if there is no such agreement, “Cause” means (i) the Participant’s willful failure to perform Participant’s duties to the Company (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by the Company to the Participant of such failure, (ii) commission of (x) a felony (other than traffic-related) under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude, (iii) Participant’s willful malfeasance or willful misconduct which is demonstrably injurious to the Company, (iv) any act of fraud by the Participant or (v) the Participant’s breach of the provisions of any confidentiality, noncompetition or nonsolicitation to which the Participant is subject.
          (b) Disability: The Participant becomes physically or mentally incapacitated and is therefore unable for a period of six consecutive months or for an aggregate of nine months in any 24 consecutive month period to perform Participant’s duties.
          (c) EBITDA: The same meaning as “Adjusted EBITDA” in the Company’s Credit Agreement dated as of January 26, 2005, except there shall be no inclusion of any favorable reserve reversals or any extraordinary or non-recurring gains unless the reserve or gain is adjusting an expense that occurred and impacted Adjusted EBITDA during 2004-2008.
          (d) Expiration Date: The tenth anniversary of the Date of Grant.

          (e) Free Cash Flow: EBITDA less “Capital Expenditures” (as defined under GAAP), plus or minus Changes in Trade Working Capital, minus cash outflows from Special Charges and restructuring costs (not included in Special Charges or included in purchase accounting) plus cash recoveries associated with expenses recognized after January 1, 2005, in each case without duplication.
          (f) Good Reason: “Good Reason” as defined in an employment agreement or change in control agreement between the Company or its subsidiaries and the Participant or, if not defined therein or if there is no such agreement, “Good Reason” means (i) a substantial diminution in Participant’s position or duties; adverse change in reporting lines, or assignment of duties materially inconsistent with his position (other than in connection with an increase in responsibility or a promotion), (ii) any reduction in Participant’s base salary or annual bonus opportunity or (iii) failure of the Company to pay compensation or benefits when due, in each case which is not cured within 30 days following the Company’s receipt of written notice from Participant describing the event constituting Good Reason.
          (g) Options: Collectively, the Time Option and the Performance Options to purchase Shares granted under this Agreement.
          (h) Performance Options: Collectively, the Tier I EBITDA Performance Option, the Tier I FCF Performance Option, the Tier II EBITDA Performance Option and the Tier II FCF Performance Option.
          (i) Performance Targets: Collectively, the Tier I EBITDA Target, the Tier I FCF Target, the Tier II EBITDA Target and the Tier II FCF Target.
          (j) Plan: The Celanese Corporation 2004 Stock Incentive Plan, as from time to time amended.
          (k) Retirement: Voluntary resignation on or after Participant has attained age 65.
          (l) Stockholders Agreement: The Stockholders Agreement, dated as of January 18, 2005 (as amended from time to time), among the Company and the other parties thereto.
          (m) Tier I EBITDA Performance Option: An Option to purchase the number of Shares set forth on Schedule A attached hereto.
          (n) Tier I EBITDA Target: The Tier I EBITDA Target set forth on Schedule B attached hereto.
          (o) Tier I FCF Performance Option: An Option to purchase the number of Shares set forth on Schedule A attached hereto.
          (p) Tier I FCF Target: The Tier I FCF Target set forth on Schedule B attached hereto.

          (q) Tier II EBITDA Performance Option: An Option to purchase the number of Shares set forth on Schedule A attached hereto.
          (r) Tier II EBITDA Target: The Tier II EBITDA Target set forth on Schedule B attached hereto.
          (s) Tier II FCF Performance Option: An Option to purchase the number of Shares set forth on Schedule A attached hereto.
          (t) Tier II FCF Target: The Tier II FCF Target set forth on Schedule B attached hereto.
          (u) Time Option: An Option with respect to which the terms and conditions are set forth in Section 3(a) of this Agreement.
          (v) Vested Portion: At any time, the portion of an Option which has become vested, as described in Section 3 of this Agreement.
          2. Grant of Options. The Company hereby grants to the Participant the right and option to purchase, on the terms and conditions hereinafter set forth, the number of Shares subject to the Time Option, the Tier I EBITDA Performance Option, the Tier I FCF Performance Option, the Tier II EBITDA Performance Option and the Tier II FCF Performance Option set forth on Schedule A attached hereto, subject to adjustment as set forth in the Plan. The exercise price of the Shares subject to the Options shall be $16 per Share, subject to adjustment as set forth in the Plan (the “Option Price”). The Options are intended to be nonqualified stock options, and are not intended to be treated as ISOs that comply with Section 422 of the Code.
          3. Vesting of the Options.
          (a) Vesting of the Time Option.
          (i) In General. Subject to the Participant’s continued Employment with the Company and its Affiliates, the Time Option shall vest and become exercisable (A) with respect to fifteen percent (15%) of the Shares subject to such Time Option on the Date of Grant, (B) with respect to an additional twenty percent (20%) of the Shares subject to such Time Option on December 31, 2005, December 31, 2006, December 31, 2007 and December 31, 2008 and (C) with respect to the remaining five percent (5%) of the Shares subject to the Time Option on March 31, 2009.
          (ii) Change in Control. Notwithstanding the foregoing, upon a Change in Control, the Time Option shall, to the extent not previously cancelled or expired, immediately become one hundred percent (100%) vested and exercisable.
          (b) Vesting of the Performance Options.
          (i) In General. Each Performance Option shall vest and become exercisable with respect to fifteen percent (15%) of the Shares subject to each such

Performance Option on the Date of Grant. Subject to the Participant’s continued Employment with the Company and its Affiliates, each Performance Option, to the extent not previously canceled or expired, shall become fully vested and exercisable with respect to one hundred percent (100%) of the Shares subject to such Performance Option on the eighth anniversary of the Date of Grant.
          (ii) Acceleration. Notwithstanding the last sentence of Section 3(b)(i) above and subject to the Participant’s continued Employment with the Company and its Affiliates, each Performance Option shall vest and become exercisable (A) with respect to thirty percent (30%) of the Shares subject to each such Performance Option on December 31, 2005 and December 31, 2006, (B) with respect to fifteen percent (15%) of the Shares subject to each such Performance Option on December 31, 2007 and (C) with respect to ten percent (10%) of the Shares subject to each such Performance Option on December 31, 2008 (each of December 31, 2005, December 31, 2006, December 31, 2007 and December 31, 2008, an “Accelerated Vesting Date”) to the extent that the Performance Target for such Performance Option is achieved for the fiscal year ending on an Accelerated Vesting Date.
          (iii) Catch-Up. Notwithstanding the foregoing and subject to the Participant’s continued Employment with the Company and its Affiliates, if, on December 31, 2008, the cumulative Performance Target for a Performance Option has been achieved for the period commencing with the year ending on December 31, 2005 through the year ending on December 31, 2008, then such Performance Option shall immediately become one hundred percent (100%) vested and exercisable. In addition, (x) if Blackstone sells ninety percent (90%) of its equity interest in the Company prior to December 31, 2008 or (y) upon the occurrence of a Change of Control, the portion of a Performance Option that was eligible to, but did not, vest on an Accelerated Vesting Date that occurred prior to such event shall vest to the extent that the cumulative Performance Target for such Performance Option was achieved for the period commencing with the year ending on December 31, 2005 through the year ending on the Accelerated Vesting Date immediately prior to such event.
          (iv) Change in Control. Notwithstanding the foregoing, upon a Change in Control, the Performance Option shall, to the extent not previously cancelled or expired, become vested and exercisable with respect to the Shares that were eligible to vest and become exercisable on each Accelerated Vesting Date through the Accelerated Vesting Date of the year of the Change in Control if either (x) the cumulative Performance Target applicable to such Performance Option was achieved for the period commencing with the year ending on December 31, 2005 through the Change in Control (the Performance Target for the year of the Change in Control shall be appropriately adjusted by the Committee to reflect the period from the beginning of the year of the Change in Control through the Change in Control) or (x) Blackstone receives in connection with such Change in Control an amount equal to at least $54.45 per Share on its initial equity investment (appropriately adjusted, as determined in the sole discretion of the Committee, to reflect any changes in the capitalization of the Company).

          (c) Termination of Employment.
          (i) General. Other than as described in Sections 3(c)(ii) and (iii), if the Participant’s Employment with the Company and its Affiliates terminates for any reason, the Option, to the extent not then vested and exercisable, shall expire and be immediately canceled by the Company without consideration.
          (ii) Time Option. Notwithstanding Section 3(a) and 3(c)(i), in the event that the Participant’s Employment is terminated (A) by the Company without Cause, (B) by the Participant with Good Reason or (C) due to the Participant’s death, Disability or Retirement, to the extent not previously cancelled or expired, the Time Option shall immediately become vested and exercisable as to the Shares subject to the Time Option that would have otherwise vested and become exercisable in the calendar year in which such termination of Employment occurs.
          (iii) Performance Option. Notwithstanding Section 3(b) and 3(c)(i), in the event that (x) the Participant’s Employment is terminated (A) by the Company without Cause, (B) by the Participant with Good Reason or (C) due to the Participant’s death, Disability or Retirement and (y) a Performance Target is achieved with respect to a Performance Option for the year of such termination of Employment, to the extent not previously cancelled or expired, such Performance Option shall become vested and exercisable with respect to the Shares subject to the Performance Option that would have vested and become exercisable upon the achievement of such Performance Target as if the Participant’s Employment continued through the end of such year.
          4. Exercise of Options.
          (a) Period of Exercise. Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of an Option at any time prior to the Expiration Date. Notwithstanding the foregoing, if the Participant’s Employment terminates prior to the Expiration Date, the Vested Portion of an Option shall remain exercisable only for the period set forth below (and shall expire upon termination of such period):
          (i) Termination by the Company Without Cause, Termination by the Participant with Good Reason or Termination Due to Death, Disability or Retirement. If the Participant’s Employment with the Company and its Affiliates is terminated (A) by the Company without Cause, (B) by the Participant with Good Reason or (C) due to the Participant’s death, Disability or Retirement, the Participant may exercise (x) the Vested Portion of the Time Option for a period ending on the earlier of (A) one year following the date of such termination and (B) the Expiration Date and (y) the Vested Portion of a Performance Option for a period ending on the earlier of (A) the later of (1) one year following the date of such termination and (2) 90 days following the date the total Vested Portion of such Performance Option is determined and (B) the Expiration Date; and
          (ii) Termination by the Participant without Good Reason. If the Participant’s Employment with the Company and its Affiliates is terminated by the Participant without Good Reason, the Participant may exercise the Vested Portion of an

Option for a period ending on the earlier of (A) 90 days following the date of such termination and (B) the Expiration Date; and
          (iii) Termination by the Company for Cause. If the Participant’s Employment with the Company and its Affiliates is terminated by the Company for Cause, the Vested Portion of an Option shall immediately terminate in full and cease to be exercisable; and
          (b) Method of Exercise.
          (i) Subject to Section 4(a) of this Agreement, the Vested Portion of an Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised and, other than as described in clause (C) of the following sentence, shall be accompanied by payment in full of the aggregate Option Price in respect of such Shares. Payment of the aggregate Option Price may be made (A) in cash, or its equivalent (e.g., a check), (B) by transferring to the Company Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided that such Shares have been held by the Participant for no less than six months (or such other period as established from time to time by the Committee or generally accepted accounting principles), (C) if there is a public market for the Shares at the time of payment, subject to such rules as may be established by the Committee, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and deliver promptly to the Company an amount equal to the aggregate Option Price or (D) by a combination of (A) and (B) above or such other method as approved by the Committee. No Participant shall have any rights to dividends or other rights of a stockholder with respect to the Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares or otherwise completed the exercise transaction as described in the preceding sentence and, if applicable, has satisfied any other conditions imposed pursuant to this Agreement.
          (ii) Notwithstanding any other provision of the Plan or this Agreement to the contrary, absent an available exemption to registration or qualification, an Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole reasonable discretion determine to be required by such laws, rulings or regulations.
          (iii) Upon the Company’s determination that an Option has been validly exercised as to any of the Shares, the Company shall issue certificates in the Participant’s name for such Shares. However, the Company shall not be liable to the Participant for damages relating to any reasonable delays in issuing the certificates to the Participant or any loss by the Participant of the certificates.

          (iv) In the event of the Participant’s death, the Vested Portion of an Option shall remain vested and exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 4(a) of this Agreement. Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.
          (v) As a condition to the exercise of any Option evidenced by this Agreement, the Participant shall execute the Stockholders Agreement, if then in effect.
          5. Adjustments. In the event of any change in the outstanding Shares after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination or transaction or exchange of Shares or other corporate exchange, or in the event of any distribution to shareholders of Shares (other than regular cash dividends or any synthetic secondary offering following an initial public offering of the Shares) or any transaction similar to the foregoing or the issuance of equity (or rights to acquire equity) for consideration less than Fair Market Value (other than equity-based compensation or the conversion of preferred shares of the Company to Shares), the Committee in its sole discretion and without liability to any person may make such substitution or adjustment, if any, as it deems to be equitable, to the Option; provided, that in the event of an extraordinary dividend or similar extraordinary distribution (excluding an initial public offering of the Shares and any synthetic secondary offerings), in lieu of any other adjustment or substitution, the Participant shall be entitled to receive, with respect to each Share subject to the Vested Portion of the Option as of such distribution, an amount equal to such extraordinary dividend or distribution paid with respect to a Share (whether paid in cash or otherwise), such amount to be paid when such distribution is paid to shareholders of the Company.
          6. No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or its Affiliate may at any time terminate the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.
          7. Legend on Certificates. The certificates representing the Shares purchased by exercise of an Option shall be subject to such stop transfer orders and other restrictions as the Committee may determine is required by the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, any applicable federal or state laws and the Company’s Certificate of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
          8. Transferability. Unless otherwise determined by the Committee, an Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. During the Participant’s lifetime, an Option is exercisable only by the Participant.
          9. Withholding. The Participant may be required to pay to the Company or its Affiliate and the Company or its Affiliate shall have the right and is hereby authorized to withhold from any payment due or transfer made under the Option or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of the Option, its exercise, or any payment or transfer under the Option or under the Plan and to take such action as may be necessary in the option of the Company to satisfy all obligations for the payment of such taxes.
          10. Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of an Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.
          11. Notices. Any notice under this Agreement shall be addressed to the Company in care of its General Counsel, addressed to the principal executive office of the Company and to the Participant at the address last appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
          12. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.
          13. Options Subject to Plan and Stockholders Agreement. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan and the Stockholders Agreement. The Options and the Shares received upon exercise of the Options are subject to the Plan and the Stockholders Agreement. The terms and provisions of the Plan and the Stockholders Agreement as each may be amended from time to time are hereby incorporated by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan or the Stockholders Agreement, the applicable terms and provisions of the Plan or the Stockholders Agreement will govern and prevail. In the event of a conflict between any term or provision of the Plan and any term or provision of the Stockholders Agreement, the applicable terms and provisions of the Stockholders Agreement will govern and prevail.
          14. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

          IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

CELANESE CORPORATION
By:
Its

Participant

Schedule A
The number of Shares subject to each Option is set forth below:
Time Option:
Tier I EBITDA Performance Option:
Tier I FCF Performance Option:
Tier II EBITDA Performance Option:
Tier II FCF Performance Option:

Schedule B
Performance Targets

	Tier I EBITDA	Tier I FCF	Tier II EBITDA	Tier II FCF
Year-End	Target	Target*	Target	Target*
December 31, 2005	$865 million		$900 million
December 31, 2006	$975 million		$1.075 million
December 31, 2007	$975 million		$1.075 million
December 31, 2008	$825 million		$925 million

*	To be established annually by the Board, no later than 90 days following the beginning of such year.
The Performance Targets shall be adjusted by the Committee, to the extent that the Committee deems equitable in its sole discretion, upon acquisitions, divestitures, to reflect changes in the business and in other appropriate circumstances.